SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)

          Maine                                        01-0042740
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)


                83 Edison Drive, Augusta, Maine 04336 (Address of
                          principal executive offices)
                             ----------------------

                           CENTRAL MAINE POWER COMPANY
                            LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                                 David E. Marsh
                                  Anne M. Pare
                           Central Maine Power Company
                                 83 Edison Drive
                              Augusta, Maine 04336
                     (Name and address of agent for service)
                                 (207) 623-3521
          (Telephone number, including area code, of agent for service)
                             ----------------------

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
                                      Proposed      Proposed
Title of                               maximum      maximum
securities                             offering     aggregate        Amount of
to be                Amount to be     price per     offering       registration
registered           registered(1)    share (2)     price (2)       fee (2)
-----------------------------------------------------------------------------

Common Stock, $5.00    3,244,270      $17.53125       $56,876,108    $16,778.45
par value
-----------------------------------------------------------------------------

(1)In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued in connection with a stock split, stock dividend or similar transaction.
(2)Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high ($17.625) and low ($17.4375) prices of Central Maine Power Company Common Stock, par value $5.00, reported on the New York Stock Exchange on April 3, 1998, which date is within five (5) business days of the filing hereof.


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ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The documents listed in (a) through (c) below are hereby incorporated by reference in this Registration Statement by reference. All documents filed by Central Maine Power Company (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold, or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

          (a) The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1997, filed with the Commission on March 27, 1998;

     (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997; and

          (c) The description of the Company's Common Stock, $5.00 par value, contained in the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission on September 4, 1990 under the Securities Act of 1933, as updated below in Item 4, Description of Common Stock, of this Registration Statement.


ITEM 4.   DESCRIPTION OF COMMON STOCK

          The following statements constitute a brief outline of information relating to the Common Stock of the Company and are qualified in their entirety by the detailed provisions of the Articles of Incorporation and By-Laws of the Company, as amended, and the Company's General and Refunding Mortgage Indenture under which the Company's mortgage bonds are outstanding (the "Indenture"). The Company's authorized Common Stock consists of 80,000,000 shares, of which 32,442,752 shares are outstanding.

          Dividend Rights. After payment or provision for payment of dividends on all outstanding shares of the Company's Preferred Stock and of all past due mandatory sinking or purchase fund requirements on the Preferred Stock, and subject to limitations in the Company's Articles of Incorporation and Indenture, dividends may be paid on the Common Stock out of any funds legally available for the purpose when declared by the Board of Directors. As of December 31, 1997, retained earnings of $18.6 million were not restricted as to payment of dividends on Common Stock under the most restrictive of these limitations. The limitations also apply to any other distributions made by the Company with respect to its Common Stock (other than dividends payable in Common Stock) or any repurchases by the Company of shares of its Common Stock.

          Voting Rights. The Common Stock and the Company's 6% Preferred Stock are entitled to general voting rights. The Common Stock is entitled to one-tenth vote per share and the 6% Preferred Stock to one vote per share. Cumulative voting is generally applicable to elections of directors.

          If dividends payable on the Company's outstanding Preferred Stock of all classes and series are in arrears in an amount equal to four or more full quarterly dividends then, until all dividends in default on said Preferred Stock shall have been paid, the holders of the Preferred Stock, voting as a class, have the right to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, the minority directors being elected by the holders of Common Stock and other stock entitled to the general right to vote with the Common Stock, voting as a class.

          Holders of the Preferred Stock are entitled to vote on certain matters relating to changes in the capital structure of the Company, authorization of stock ranking prior to or on parity with Preferred Stock, changes in the express terms of any Preferred Stock in a manner prejudicial to its holders, and certain other matters. In some cases the right to vote only applies under certain circumstances. Except as otherwise provided by applicable law, the matters upon which the holders of Preferred Stock are entitled to vote, their relative voting powers and the vote required are set forth in the Company's Articles of Incorporation and By-Laws.

          Liquidation Rights. The holders of the Common Stock are entitled to share ratably in all net assets of the Company remaining after payment of the Company's debts and payments to the holders of the Preferred Stock of the full preferential amounts to which they are entitled.

          Preemptive Rights. Holders of the Common Stock and Preferred Stock have no preemptive or preferential right to subscribe to or purchase any shares of any class of the Company, or any security convertible into or exchangeable for any such shares.

     Conversion Rights. The Common Stock is not convertible into or exchangeable for any shares of any other class or any other securities of the Company.

     Provisions Relating to Change in Control. The Company's Articles of Incorporation and By-Laws contain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions are summarized below.

          Corporate Governance Provisions. These provisions establish (i) the classification of directors into three classes, with their respective tenures of office arranged so that the term of one class will expire in each year, the total number of directors to be twelve initially and thereafter to be not fewer than nine nor more than eighteen as determined by resolution of the Board; (ii) that, subject to any controlling provision of Maine law, directors can be removed only for cause and then only if by affirmative vote of 80 percent of the combined voting power of the outstanding shares of capital stock of all classes and series of the Company entitled to vote generally in the election of directors of the Company (the "Voting Stock") and vacancies on the Board can be filled only by a majority vote of directors then in office; (iii) that the Board of Directors is permitted to consider certain factors, including the interests of constituencies other than investors, in evaluating certain transactions involving the Company; and (iv) that an affirmative vote of 80 percent of the combined voting power of the Voting Stock, voting together as a single class, is required to amend the Corporate Governance Provisions of the Articles of
Incorporation  and  the  relevant  provisions  of  the  By-Laws.  The  Corporate
Governance Provisions also contain provisions concerning the power of shareholders to fill vacancies in the Company's Board of Directors.

          Fair Price Provisions. The Fair Price Provisions are designed to ensure that under certain circumstances all shareholders receive a minimum price in the event of a Business Combination initiated by a holder of at least 10% of the Voting Stock of the Company (an "Interested Shareholder"). The Fair Price Provisions require the approval of the holders of at least 80 percent of the combined voting power of the then outstanding shares of Voting Stock, voting as a single class (including at least two-thirds of the combined voting power of the outstanding shares of Voting Stock not beneficially owned, directly or indirectly, by any Interested Shareholder) (i) for Business Combinations involving the Company and any Interested Shareholder, unless (x) the Business Combination is approved by a majority of disinterested directors or (y) certain minimum price and procedural criteria are met and (ii) to alter, amend or repeal the Fair Price Provisions or to adopt any provision inconsistent therewith. The term "Business Combination" is defined in the Articles of Incorporation to consist of certain transactions with an Interested Shareholder, including without limitation, mergers, consolidations, dispositions of assets aggregating $5 million or more and the issuance of $5 million or more of securities.

     Liability to Assessment. The presently outstanding shares of the Common Stock are fully paid and non-assessable.

     Listing. The outstanding Common Stock is listed on the New York Stock Exchange.

     Transfer Agent and Registrar. The transfer agent and the registrar for the Common Stock is BankBoston, N.A. of Boston, Massachusetts.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Subsection 1 of Section 719 of the Maine Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which he shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or conviction adverse to such person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that such person did not act honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders, or in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          Section 719 further provides that to the extent that a director, officer, employee or agent of a corporation has been unsuccessful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection 1 of Section 719, or in defense of any claim, issue or matter referred to therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 719 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any by-law, agreement, vote of stockholders, or disinterested directors or otherwise; and that a corporation shall have the power to purchase and maintain insurance on behlaf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against him and inccurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 719.

          The By-laws of the Registrant provide, in effect, that the Registrant will provide the indemnity described in Section 719 of the Maine Business Corporation Act, to the extent and under the circumstances described therein. The By-laws also provide that the Registrant (i) shall have the power to purchase insurance on behalf of any director, officer, employee or agent against any liability and expenses incurred in connection with any proceedings to the extent permitted by applicable law.


ITEM 8.   EXHIBITS

          The following exhibits are filed herewith:

          Exhibit No.

              (4) Central Maine Power Company Long-Term Incentive Plan, as Amended and Restated April 1998

              (23) Consent of Coopers & Lybrand L.L.P.

              (24) Power of Attorney (included on page 7)

ITEM 9.   UNDERTAKINGS

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant, pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report, pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of his counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                POWER OF ATTORNEY

          Each person whose signature appears below authorizes any agent for service named in this Registration Statement to execute in the name of each such person, and to file with the Commission, any and all amendments, including post-effective amendments, to the Registration Statement, and appoints any such agent for service as attorney-in-fact to sign on his behalf individually and in each capacity stated below and file any such amendments to the Registration Statement, and the Registrant hereby confers like authority to sign and file on its behalf.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Augusta, Maine, on the 8th day of April, 1998.
                           CENTRAL MAINE POWER COMPANY


                            By: /s/ David T. Flanagan
                      President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title                             Date

/s/ David E. Marsh             Chief Financial Officer       April 8, 1998


/s/ Michael W. Caron           Comptroller                   April 8, 1998


/s/ David M. Jagger            Chairman of the Board of
                                Directors                    April 8, 1998


/s/ Charles H. Abbott          Vice Chairman of the Board
                                 of Directors                April 8, 1998


/s/ Charleen M. Chase          Director                      April 8, 1998


/s/ Duane D. Fitzgerald        Director                      April 8, 1998


/s/ Robert H. Gardiner         Director                      April 8, 1998


/s/ Peter J. Moynihan          Director                      April 8, 1998


                               Director                      April      , 1998

William J. Ryan

                               Director                      April      , 1998

Kathryn M. Weare

                               Director                      April      , 1998

Lyndel J. Wishcamper


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